SHARE PURCHASE AGREEMENT AMONG

WILDCAT SILVER CORPORATION

- and -

VENTANA GOLD CORP.

- and -

AUGUSTA CAPITAL CORPORATION

- and –

AUGUSTA CAPITAL (U.S.) CORPORATION

May 18, 2006

SCHEDULE “A”	ASSETS OF THE COMPANY

SCHEDULE “B”	THE PROPERTIES

SCHEDULE “C”	MATERIAL CONTRACTS OF THE COMPANY AND SUBSIDIARIES

SCHEDULE “D”	FINANCIAL STATEMENTS OF COMPANY

SCHEDULE “E”	EMPLOYEES

SCHEDULE “F”	OUTSTANDING WILDCAT SECURITIES

SCHEDULE “G”	OUTSTANDING VENTANA SECURITIES

SCHEDULE “H”	VOLUNTARY POOLING AGREEMENT

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT made and dated for reference May 18, 2006.

AMONG:

WILDCAT SILVER CORPORATION, a company duly incorporated and validly subsisting under the laws of British Columbia and having an office at 400 – 837 West Hastings Street, Vancouver, British Columbia, V6C 3N6

(“Wildcat”)

AND

VENTANA GOLD CORP., a company duly incorporated and validly subsisting under the laws of British Columbia and having an office at 400 – 837 West Hastings Street, Vancouver, British Columbia, V6C 3N6

(“Ventana”)

(Wildcat and Ventana collectively referred to as the “Purchaser”)

AND

AUGUSTA CAPITAL CORPORATION, a corporation duly incorporated and validly subsisting under the laws of British Columbia, and having an office at Suite 400 – 837 West Hastings Street, Vancouver, British Columbia, V6C 3N6

(“Augusta”)

AND

AUGUSTA CAPITAL (U.S.) CORPORATION, a company duly incorporated and validly subsisting under the laws of Nevada and having an office at 400 – 837 West Hastings Street, Vancouver, British Columbia, V6C 3N6

(“Augusta US”)

(Augusta and Augusta US collectively referred to as the “Vendor”)

WHEREAS:

A.	Augusta is the legal and beneficial owner of the one issued and outstanding common share in the capital of 688287 B.C. Ltd. (the “BC Company”);

B.

The BC Company will become the legal and beneficial owner of all but one of the issued and outstanding quotas in the capital of CVS Explorations Limitada (the “Company”) on the Delivery Date (as defined below);

C.	Ventana is a wholly owned subsidiary of Wildcat;

D.	Augusta has agreed to sell to Ventana, and Ventana has agreed to purchase from the Augusta, all of Augusta’s shares in the capital of the BC Company on the terms and conditions set out herein; and

E.

Augusta US has agreed to sell to Ventana, and Ventana has agreed to purchase from the Augusta US, all of the Augusta US’ beneficial interest in one quota of the Company on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and of the premises, covenants and agreements herein set forth, the parties hereto covenant and agree each with the other as follows:

1.           INTERPRETATION

1.1        For the purposes of this Agreement, unless the context otherwise requires, the following words and phrases will have the meanings hereinafter ascribed to them:

(a)	“Agreement” means this share purchase agreement, including the recitals and all schedules hereto, as amended and supplemented;

(b)

“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or Order, or any consent, exemption, approval or license of any Governmental Authority that applies, in whole or in part, to the parties hereto, the Purchased Quotas or the business, Assets, operations or affairs of the Company;

(c)

“Assets” means all tangible assets such as real estate, fixtures and chattels and intangible things such as contractual rights, including without limitation the Company’s interest in or arising out of the Material Contracts, mineral rights, and intellectual property rights and benefits, held by the Company as set forth in Schedule “A”;

(d)	“Associated Company” means:

	(i)	any corporation which owns directly or through any other means more than 30% of the outstanding capital stock of a party hereto,

	(ii)	any corporation of which a party hereto owns directly or through any other means more than 30% of the outstanding capital stock, and

(iii)	any corporation of which either of the corporations referred to in paragraphs (i) and (ii) owns directly or through any other means more than 30% of the outstanding capital stock;

(e)	“BC Company” means 688287 B.C. Ltd.;

(f)	“BC Company Additional Shares” means the 83,493 common shares without par value in the capital of the BC Company that will be issued on or before the Closing Date pursuant to the Transfer Agreement;

(g)	“BC Company Share” means the one common share without par value in the capital of the BC Company that is issued and outstanding as of the date of this Agreement;

(h)	“BC Company Shares” means the BC Company Share and the BC Company Additional Shares that will be all of the issued and outstanding common shares of the BC Company on the Closing Date;

(i)	“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57;

(j)

“Business Day” means any day other than Saturday, Sunday or any other day which is a legal holiday in Vancouver, British Columbia, on which commercial banking institutions in Vancouver, British Columbia are open for the transaction of business;

(k)

“Closing” means the delivery of all prescribed documents, certificates and agreements in connection with the purchase and sale of the BC Company Shares and related transactions, and “Closing Date” means the date, after the Delivery Date, upon which Closing occurs, as provided in section 6;

(l)	“Commissions” means the British Columbia Securities Commission and the Alberta Securities Commission;

(m)	“Company” means CVS Explorations Ltda., a limited liability company (Sociedad de Responsabilidad Limitada) duly created and validly subsisting under the laws of Colombia;

(n)	“Company Quota” means a quota with a par value TEN THOUSAND (10,000) Colombian Pesos in the capital of the Company, as presently constituted;

(o)	“Completion Date” means the effective date of the Reorganization;

(p)

“Constating Documents” means the Memorandum, the Notice of Articles, the Articles, the Articles of Incorporation, the Articles of Arrangement, the Articles of Continuance, the Articles of Amalgamation, or other agreement or contract pursuant to which a body corporate is incorporated, arranged, continued or amalgamated, as the case may be, together with any amendments thereto, the by-

laws of such corporation, any special rights and restrictions associated with any class of shares and any shareholders’ agreement which has been executed by such body corporate and which governs in whole or in part the affairs of such body corporate;

(q)

“Contracts” means, the Leasing Agreement for Mining Exploration with Assignment Option of Rights Agreement (the “La Bodega Agreement”) dated February 8, 2006 between the Company and Sociedad with respect of the La Bodega Property, as described in Schedule “B” that supersedes and replaces the letter agreement (the “La Bodega Letter Agreement”) dated November 10, 2005 between Augusta and Sociedad together with any renewals or replacements thereof and any amendments thereto, and any rights, titles or interests issued in accordance therewith;

(r)

“Data” means all data, information and records, in whatever form and whether factual or interpretive, with respect to the Contracts and all work done on or with respect to the Property in connection with the exploration for and assessment of the mineral resources thereof pursuant to the rights granted by the Contracts, whether by or on behalf of the Company or its optionees, agents, consultants, a subsidiary or any joint venture partners, and in the possession or control of the Vendor or the Company, including all:

(i) drill logs, assay results, maps, field notes, sections, and plans,

(ii) prospecting, geochemical, geophysical, metallurgical and other reports, and

(iii) cores, sample pulps, sample rejects, rock and soil samples;

(s)	“Delivery Date” means the date that the BC Company becomes the legal and beneficial owner of the Purchased Quotas;

(t)	“Drop Dead Date” means December 15, 2006;

(u)

“Encumbrance” means any encumbrance of any kind whatsoever and includes a security interest, mortgage, lien, charge, hypothec, pledge, hypothecation, assignment, trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, an adverse claim or any other right, option or claim of others of any kind whatever, any covenant or other agreement, restriction or limitation, a deposit by way of security and an easement, restrictive covenant, agreement or right of way (registered or unregistered), restriction, encroachment, burden or title reservation of any kind with respect to real property;

(v)	“Exchange” means the Canadian Trading and Quotation System Inc.;

(w)	“Generally Accepted Accounting Principles” means Canadian generally accepted accounting principles which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

(x)

“Governmental Authority” means any federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, tribunal, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

(y)

“La Bodega Property” means an area of 178 hectares and 6,585 square meters located in the Municipality of California, Department of Santander, Republic of Colombia to which the Mining Concession Agreement No. 3451 dated September 10, 2004 pertains;

(z)	“Material Contracts” means those agreements to which the Company is a party as listed in Schedule “C” attached hereto and includes, without limitation, the Contracts;

(aa)	“Notice” means any citation, directive, order, claim, judgment, letter or other communication, written or oral, actual or threatened, from any Person;

(bb)	“Order” means any order (draft or otherwise), judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority or other Person;

(cc)

“Person” means an individual, a partnership, a body corporate, a corporation, a joint venture, a trust, an unincorporated association or other form of enterprise or legal entity or Governmental Authority;

(dd)

“Property” means those lands situate in Colombia to which the Contracts pertain from time to time, including without limitation the La Bodega Property each as described in Schedule “B” attached hereto;

(ee)	“Public Deed” means the public deed to be signed on behalf of Augusta and the BC Company, pursuant to which the parties consent to the transfer of the Purchased Quotas from Augusta to the BC Company;

(ff)	“Purchased Quotas” means all but one of the issued and outstanding Company Quotas on the Delivery Date, being TWO HUNDRED FORTY THREE THOUSAND SIX HUNDRED EIGHTY SEVEN (243,687) Company Quotas;

(gg)	“Regulation S” means Regulation S made under the 1933 Act;

(hh)

“Reorganization” means the reorganization involving Wildcat and Ventana by way of a plan of arrangement, at the completion of which: (a) Ventana will no longer be a wholly-owned subsidiary of Wildcat; (b) Ventana will hold the interest in the Contracts through its then wholly-owned subsidiaries, the BC Company and the Company; and (c) Wildcat will hold indirectly the Hardshell Property through its then 80% owned subsidiary Arizona Minerals Inc.;

(ii)	“Securities Act” means the Securities Act, R.S.B.C. 1996, c. 418;

(jj)	“Share” means a common share without par value in the capital stock of the Ventana or Wildcat, as applicable, as presently constituted;

(kk)	“Sociedad” means Sociedad Minera La Bodega Ltda. a Colombia limited liability company (Sociedad de Responsabilidad Limitada) and party to the La Bodega Agreement and holder of the La Bodega Property;

(ll)	“Tax Act” means the Income Tax Act (Canada);

(mm)

“Taxes” means all income, franchise, business, property, sales, use, value added, withholding, excise, alternate minimum, capital and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;

(nn)

“Transfer Agreement” means the letter agreement between Augusta and the BC Company, dated as of May 17, 2006, pursuant to which Augusta has agreed to transfer the Purchased Quotas to the BC Company in consideration for the BC Company Additional Shares;

(oo)	“United States” means the United States, as that term is defined in Regulation S, which definition includes, but is not limited to, the United States of America and its territories and possessions;

(pp)

“U.S. Person” means a U.S. Person as that term is defined in Regulation S, which definition includes, but is not limited to, an individual resident in the United States and an estate or trust of which any executor, administrator, or trustee, respectively, is a U.S. Person, and any partnership or corporation organized or incorporated under the laws of the United States;

(qq)	“Ventana Purchase Shares” means the THREE MILLION (3,000,000) Ventana Shares to be issued on the deemed exercise of the Ventana Special Warrants;

(rr)	“Ventana Share” means a common share without par value in the capital stock of Ventana, as presently constituted;

(ss)	“Ventana Special Warrants” means the THREE MILLION (3,000,000) Class “A” Special Warrants of Ventana dated the date hereof to be issued to Augusta as part consideration for the BC Company Shares;

(tt)

“Wildcat Financial Statements” means the audited financial statements of Wildcat for the year ended June 30, 2005 and the unaudited financial statements for the six month period ended December 31, 2005, copies of which are available on SEDAR at www.sedar.com;

(uu)	“Wildcat Shares” means the THREE MILLION (3,000,000) Shares to be issued to Augusta in exchange for the Ventana Purchase Shares in the event that the

Completion Date has not occurred prior to the Drop Dead Date on the exercise of Augusta’s right under subsection 3.2; and

(vv)	“1933 Act” means the United States Securities Act of 1933.

1.2         In this Agreement, except as otherwise expressed or provided, or as the context otherwise requires:

(a)

the headings and captions are provided for convenience only and will not form a part of this Agreement, and will not be used to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(b)

the words “include” or “including” when following any general term or statement are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(c)

an accounting term not otherwise defined has the meaning assigned to it under, and all accounting matters will be determined in accordance with, Generally Accepted Accounting Principles as consistently applied;

(d)	a reference to currency means Canadian currency unless specifically indicated otherwise;

(e)

a reference to a statute includes every regulation made pursuant thereto, all amendments to the statute or to any such regulation enforced from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation;

(f)	a reference to time or date is to the local time or date in Vancouver, British Columbia, unless specifically indicated otherwise;

(g)

a reference to a particular corporation includes the corporation derived from the amalgamation of the particular corporation, or of a corporation to which such reference is extended by this paragraph (g), with one or more other corporations;

(h)	a word importing the masculine gender includes the feminine or neuter and a word importing the singular includes the plural and vice versa; and

(i)	a reference to “approval”, “authorization”, “consent”, “designation” or “notice” means written approval, authorization, consent, designation or notice unless specifically indicated otherwise.

1.3	The following Schedules are attached hereto and form a part hereof:

Schedule “A”	-	Assets of the Company
Schedule “B”	-	The Properties

Schedule “C”	-	Material Contracts of Company
Schedule “D”	-	Financial Statement of Company
Schedule “E”	-	Employees
Schedule “F”	-	Outstanding Ventana Securities
Schedule “G”	-	Outstanding Wildcat Securities
Schedule “H”	-	Voluntary Pooling Agreement

1.4         No amendment, waiver, termination or variation of the terms, conditions, warranties, covenants, agreements and undertakings set out herein will be of any force or effect unless the same is reduced to writing duly executed by all parties hereto in the same manner and with the same formality as this Agreement is executed.

1.5         No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) and no waiver will constitute a continuing waiver unless otherwise expressly provided.

1.6         Every provision of this Agreement is intended to be several and accordingly:

(a)

if any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, in any jurisdiction, the validity, legality and unenforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of any other provision contained herein will not in any way be affected or impaired thereby except that if, under reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid, illegal or unenforceable; and

(b)

if any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will be construed and enforced as if all invalid or unenforceable provisions and all provisions so deemed to be invalid or unenforceable were not contained herein.

2.           REPRESENTATIONS AND WARRANTIES

2.1         The Vendor warrants and represents to the Purchaser as follows:

Status and Capacity of the BC Company

(a)	the BC Company is a valid and subsisting corporation duly incorporated and validly organized under the laws of British Columbia and:

	(i)	is in good standing and up to date with all corporate filings and annual reports required under Applicable Laws,

(ii)

has the corporate power and capacity to carry on the business now carried on by it and to own, lease or acquire the assets or interests in the assets now owned or leased by it or proposed to be acquired by it,

(iii) is duly qualified and registered to carry on business in each jurisdiction in which the conduct of its business or the ownership or leasing of the assets makes such qualification necessary, and

(iv) is not in breach or default of any requirements under any Applicable Laws to which it is subject;

(b)	the BC Company has no subsidiaries but the Company will become a subsidiary of the BC Company on the Delivery Date;

(c)	the authorized capital of the BC Company is ONE HUNDRED THOUSAND (100,000) common shares without par value, of which the BC Company Share is issued and outstanding as at the date of this Agreement;

(d)

the BC Company Share has been validly issued as a fully paid and non-assessable common share in the capital of the BC Company and is free and clear of all Encumbrances arising by, through or under the BC Company or the Vendor or otherwise;

(e)

other than pursuant to the Transfer Agreement, no Person has any right, present or future, contingent or absolute, to require the BC Company to increase its capital or to issue any security, right or share in its capital and, in particular, there are no outstanding securities of the BC Company which are convertible into common shares of the BC Company and there are no outstanding options on or rights to subscribe for any common shares of the BC Company;

(f)	Mr. Richard Warke is the sole director and officer of the BC Company and he has been duly and validly appointed or elected;

(g)	since the date of incorporation of the BC Company, the BC Company has not undertaken any active business;

(h)	the BC Company does not have any assets, other than its right, title and interest in and to the Transfer Agreement;

(i)

no action, suit, judgment, investigation, assessment, reassessment, litigation, determination, administrative or other proceeding, arbitration or dispute with any Governmental Authority, is in progress, pending or threatened by, on behalf of, or against the BC Company and, to the knowledge of the Vendor, no state of facts exists which could reasonably constitute a basis therefor;

(j)	the completion of the transactions contemplated hereby will not, insofar as related to the BC Company:

(i) conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the Constating Documents of the BC Company, or

	(ii)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any Applicable Law to which the BC Company is subject;

(k)	the BC Company has not, since incorporation, had and does not now have any employees;

Financial

(l)	no financial statements, audited or unaudited, have been prepared for the BC Company;

(m)	Augusta is not indebted to the BC Company;

(n)	except with respect to:

(i) any consideration owing to Augusta pursuant to the Transfer Agreement,

(ii) any accrued and unpaid corporate or other filing fees with respect to annual corporate filings, and

(iii) accrued legal or technical expenses and holding costs associated with the due diligence matters respecting the transactions contemplated hereby,

the BC Company is not indebted to any Person;

(o)	there are no liabilities, contingent or otherwise, of the BC Company, other than:

(i) pursuant to the requirements of the Transfer Agreement, and

(ii) in connection with annual filings and other outstanding corporate matters;

(p)	the BC Company is not a party to nor is it bound by any guarantee, indemnity, surety or other contingent or similar obligation;

Contractual

(q)	the Transfer Agreement is the only material contract of the BC Company; and

(r)

except for this Agreement, there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase from the BC Company of any Company Quota or any of its assets.

2.2         The Vendor further warrants and represents to the Purchaser as follows:

Status and Capacity of Company

(a)	the Company is a valid and subsisting Colombian Limitada duly created and validly organized under the laws of Colombia and:

	(i)	is in good standing and up to date with all corporate filings and annual reports required under Applicable Laws,

(ii)

has the corporate power and capacity to carry on the business now carried on by it and to own, lease or acquire the Assets or interests in the Assets now owned or leased by it or proposed to be acquired by it,

	(iii)	is duly qualified and registered to carry on business in each jurisdiction in which the conduct of its business or the ownership or leasing of the Assets makes such qualification necessary, and

	(iv)	is not in breach or default of any requirements under any Applicable Laws to which it is subject;

(b)	the Company has no subsidiaries;

(c)

the authorized capital of the Company consists of SIX HUNDRED AND SEVENTY SEVEN MILLION, FIVE HUNDRED AND SIXTY THOUSAND (677,560,000) Colombian Pesos divided into SIXTY SEVEN THOUSAND, SEVEN HUNDRED AND FIFTY SIX (67,756) quotas, each with a par value of TEN THOUSAND (10,000) Colombian Pesos, of which a total of SIXTY SEVEN THOUSAND, SIX HUNDRED AND FIFTY FIVE (67,655) Company Quotas are issued and outstanding as of the date hereof and a total of TWO HUNDRED FORTY THREE THOUSAND, SIX HUNDRED AND EIGHTY EIGHT (243,688) Company Quotas will be issued and outstanding on the Delivery Date and the Closing Date;

(d)	the Purchased Quotas constitute all of the issued and outstanding Company Quotas except for one Company Quota, which is held by Ernesto Lopez Gomez, a resident of Colombia, in trust for Augusta US;

(e)

the Company Quotas are all validly issued as fully paid and non-assessable quotas in the capital of the Company and are free and clear of all Encumbrances arising by, through or under the Company or the Vendor or otherwise;

(f)

no Person has any right, present or future, contingent or absolute, to require the Company to increase its capital or to issue any security, quota or share in its capital including Company Quotas and, in particular, there are no outstanding securities of the Company which are convertible into Company Quotas and there are no outstanding options on or rights to subscribe for any of the unissued Company Quotas;

(g)	the directors and officers of the Company are as follows, each of whom has been duly and validly appointed or elected:

Legal Representatives and Managers

Jon Lehmann
Substitute – Stella Frias

(h)

since the date of incorporation of the Company, the only business of the Company has been the acquisition of rights to minerals, and the exploration therefor, and such business has been carried on in the usual and ordinary course and the Company has not entered into any transaction out of the usual and ordinary course of such business;

(i)	the Company does not have any assets other than the Assets;

(j)

no action, suit, judgment, investigation, assessment, reassessment, litigation, determination, administrative or other proceeding, arbitration or dispute with any Governmental Authority, is in progress, pending or threatened by, on behalf of, or against the Company or any of the Assets or the Property and, to the knowledge of the Vendor, no state of facts exists which could reasonably constitute a basis therefor;

(k)	the completion of the transactions contemplated hereby will not, insofar as related to the Company:

	(i)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the Constating Documents of the Company,

	(ii)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any Applicable Law to which the Company is subject,

	(iii)	constitute or result in a breach of or a default under any Material Contract,

	(iv)	give to any Person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with respect to any Material Contract, or

(v)

give to any Governmental Authority any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, licence, consent or authority issued to the Company and which is necessary or desirable in connection with the conduct and operation of the business or operations of the ownership or leasing of the Assets or the Property;

(l)	the Company holds all permits, licences, consents and authorities issued by any Governmental Authority which are necessary or desirable in connection with the conduct and operation of the business of the Company and the ownership or leasing of the Assets as the same are now conducted, owned or leased, and all such permits, licences, consents and authorities are in full force and effect and no notice of breach or default or defect in respect of the terms of any such permit, licence, consent or authority has been received by the Company, and the Company is not aware of any matters which could give rise to such notice;

(m)	the Company has not, since incorporation, had and does not now have any employees other than as set out on Schedule “E” attached hereto;

Financial

(n)	no financial statements, audited or unaudited, have been prepared for the Company other than the Balance General dated April 30, 2006, and attached in Schedule “D”;

(o)	Augusta and the BC Company are not indebted to the Company;

(p)	except with respect to:

	(i)	any accrued and unpaid bonding, license or similar fees or taxes payable in connection with the Contracts,

	(ii)	any accrued and unpaid corporate or other filing fees with respect to annual corporate filings, or

	(iii)	accrued technical expenses and holding costs associated with the due diligence matters respecting the transaction contemplated hereby,

and which amounts in (i) to (iii) do not, collectively, exceed the nominal sum of FIVE THOUSAND ($5,000) DOLLARS, the Company is not indebted to any Person;

(q)	there are no liabilities, contingent or otherwise, of the Company, other than:

(i) pursuant to the requirements of the Contracts, or

(ii) in connection with annual filings and other outstanding corporate matters;

(r)	no dividends have been declared or paid on or in respect of Company Quotas since the incorporation of the Company;

(s)	the Company is not a party to nor is it bound by any guarantee, indemnification, indemnity, surety or other contingent or similar obligation;

(t)

all tax returns and other reports of the Company as required by Applicable Law to be filed prior to the date hereof have been filed and are true, complete and correct, and all Taxes and other governmental charges to the date hereof have been paid;

(u)	it is not aware of any contingent tax liability of the Company or any grounds which will prompt reassessment;

Contractual

(v)	Schedule “A” contains a complete and accurate description of all of the Assets;

(w)	the Company has good and marketable title to and possession of all of the Assets free and clear of all Encumbrances;

(x)	none of the parties to the Material Contracts has made any material default in the performance of the terms thereof and there are no causes for forfeiture;

(y)

Schedule “C” contains a complete and accurate legal description of each of the Material Contracts and the Company is not a party to and is not bound by any contract or commitment other than as disclosed in Schedule “C” attached hereto;

(z)	the Material Contracts are each:

	(i)	in good standing;

	(ii)	valid, binding and enforceable in accordance with their terms;

	(iii)	in full force and effect; and

	(iv)	have not been amended or assigned;

(aa)

there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase from the Company of its business or any of the Assets;

Property and Environmental

(bb)	Schedule “B” contains a complete and accurate description of the Property including a legal description of all exploration or mining licenses or leases in which the Company, has an interest;

(cc)

to the best of the Vendor’s knowledge, except to the extent that any violation or other matter referred to in this paragraph does not have a material adverse effect on the Company, the Vendor and any optionee, joint venturer or partner which has carried out any work on or with respect to the Property:

	(i)	did not, in carrying out such work, violate any environmental laws,

	(ii)	during such activities received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of applicable environmental laws,

	(iii)	did not cause or permit any spill, release, deposit or discharge of hazardous or toxic substances, contaminants or wastes which has not been rectified;

(dd)

to the best of the Vendor’s knowledge, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property or the conduct of the operations related thereto, and the Company, the Vendor and the other parties to the Contracts have not received any notice of the same nor is the Vendor aware of any basis on which any such orders or direction could be made;

(ee)

there is no adverse claim or challenge against or to the Company’s ownership of the Assets or Contracts or its interest in the Property nor, to the best of the Vendor’s knowledge, is there any basis therefor, and no person, firm or corporation has any proprietary or possessory interest in the Contracts or the rights granted thereby other than as provided in the Contracts and to the best of the Vendor's knowledge there is no adverse claim or challenge against the title to the Mining Concession Agreement No. 3451 dated September 10, 2004, held by Sociedad Minera La Bodega Ltda.; and

(ff)

no person is entitled to any royalty or other payment in the nature of rent or royalty on any mineral products which are the subject of the Contracts other than as provided in the Contracts and a 4% royalty on production based on 80% of the monthly average gold price on the London Metal Exchange that is payable to the Colombian Governmental Authority.

2.3         The Vendor further warrants and represents to the Purchaser that:

(a)

Augusta has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer all legal and beneficial right, title, interest and ownership in and to the Purchased Quotas to the BC Company, free and clear of any Encumbrances, in accordance with the terms hereof;

(b)

Augusta US has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and transfer all beneficial interest in and to the one Company Quota which is not a Purchased Quota;

(c)

Augusta has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer all legal and beneficial right, title, interest and ownership in and to the BC Company Shares to the Purchaser, free and clear of any Encumbrances, in accordance with the terms hereof;

(d)	this Agreement constitutes a legal, valid and binding obligation of the Vendor, enforceable in accordance with its terms, subject only to the following qualifications:

	(i)	equitable remedies, such as specific performance and injunction, are discretionary remedies and, in particular, may not be available where damages are an adequate remedy, and

	(ii)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting the enforceability of creditors’ rights;

(e)	Augusta is the registered and beneficial owner of the Purchased Quotas free and clear of all Encumbrances, except for the Transfer Agreement;

(f)

except pursuant to or as referenced in this Agreement, no Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual right), capable of becoming an agreement, option or commitment for the purchase from Augusta or the BC Company of any of the Purchased Quotas;

(g)

Augusta is not a U.S. Person and the office of Augusta at which the Vendor received and accepted the offer to acquire the BC Company Shares in consideration of the issuance of the Ventana Special Warrants hereunder is the address listed on page 1 of this Agreement;

(h)	Augusta is acquiring the Ventana Special Warrants as principal and is an “accredited investor” as such term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions;

(i)

Augusta is acquiring the Ventana Special Warrants for its own account and not with a view to resale or distribution, other than in accordance with available exemption(s) from the registration requirements of the 1933 Act and applicable state securities laws;

(j)

Augusta understands that none of the Ventana Special Warrants have been, nor will they be, registered under the 1933 Act and that the transaction contemplated hereby is being made in reliance on an exemption from such registration requirement;

(k)

Augusta does not have any knowledge of a “material fact” or “material change”, as those terms are defined in the Securities Act, in the affairs of the Purchaser that has not been generally disclosed to the public, save knowledge of the transactions contemplated hereby;

(l)	no person has made any written or oral representations to Augusta:

	(i)	that any person will resell or repurchase the Ventana Special Warrants,

	(ii)	that any person will refund the purchase price of the Ventana Special Warrants, or

(iii) as to the future price or value of the Ventana Special Warrants;

(m)

it has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders, Governmental Authorities and others have been given to authorize the execution and delivery of this Agreement on its behalf and the completion of its obligations hereunder;

(n)

the entering into of this Agreement and the completion of the transactions contemplated hereby will not result in a material violation of any of the terms and provisions of any Applicable Laws or the Constating Documents of the Vendor, or of any agreement, written or oral, to which it is a party or by which it is bound including without limitation the Material Contracts; and

(o)	Augusta presently holds 2,759,052 common shares in the capital of Wildcat.

2.4         The Purchaser represents and warrants to the Vendor as follows:

Status and Capacity of Wildcat

(a)

Wildcat is a valid and subsisting company duly incorporated and organized under the laws of British Columbia and is a reporting issuer in British Columbia and Alberta and has received conditional approval to list its securities for trading on the Exchange, and each of Wildcat and Ventana:

	(i)	is in good standing and up to date with all filings required under the Business Corporations Act;

(ii)

has the corporate power and capacity to carry on the business now carried on by it and to own, lease or acquire the assets or interests in assets now owned or leased by it or proposed to be acquired by it,

	(iii)	is duly qualified to carry on business in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties and assets makes such qualification necessary, and

	(iv)	is not in default of any requirement under any Applicable Laws to which it is subject;

(b)

Wildcat has full right, power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement, and all requisite corporate acts and proceedings have been taken, or will have been taken before the Closing Date, so that Wildcat may deal with its interests and fulfill its commitments as herein provided and this Agreement constitutes a legal, valid and binding obligation of Wildcat, enforceable in accordance with its terms, subject only to the following qualifications:

	(i)	equitable remedies, such as specific performance and injunction, are discretionary remedies and, in particular, may not be available where damages are an adequate remedy, and

	(ii)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting the enforceability of creditors’ rights;

(c)

the authorized share capital of Wildcat consists of 200,000,000 Shares, and 100,000,000 preferred shares without par value and of which 34,300,780 Shares and no preferred shares are issued and outstanding as the date hereof and 34,295,131 Shares and no preferred shares will be issued and outstanding as the Closing;

(d)	upon their issuance, if applicable, the Wildcat Shares will be fully paid and non-assessable Shares of Wildcat;

(e)

no Person has any right, present or future, contingent or absolute, to require Wildcat to issue any Share in its capital and, in particular, there are no outstanding securities of Wildcat which are convertible into Shares in the capital of Wildcat, and there are no outstanding options on or rights to subscribe for any of the unissued Shares in the capital of Wildcat, or any agreements, options or understandings capable of becoming options or agreements to purchase Shares in the capital of Wildcat, except as described in Schedule “F” attached hereto.

(f)	the directors and officers of Wildcat are as follows, all of whom have been duly and validly appointed:

Directors

Robert A. Wares
R. Stuart Angus
Donald B. Clark
Michael A. Steeves

Officers

Donald B. Clark – Interim President and Chief Financial Officer

(g)

except as disclosed to or within the knowledge of Augusta, no action, suit, judgment, investigation, assessment, reassessment, litigation, determination, administrative or other proceeding, arbitration or dispute with any Governmental Authority, is in progress, pending or threatened by, on behalf of, or against Wildcat, or any of its assets and, to the knowledge of the Purchaser, no state of facts exists which could reasonably constitute a basis therefor;

(h)	Wildcat is not in breach of any Applicable Law, the breach of which would result in a material adverse change in the position (financial, business or otherwise) or condition of Wildcat or would affect the rights of Wildcat under any of its material contracts;

(i)	none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance by Wildcat of its covenants and obligations herein will:

	(i)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the Constating Documents of Wildcat,

	(ii)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any Applicable Law to which Wildcat is subject,

(iii)

constitute or result in a breach of or a default under any agreement, contract, lease, indenture or other instrument or commitment to which Wildcat is a party or is or may become subject or from which it derives or may derive benefit,

(iv)

give to any Governmental Authority any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, licence, consent or authority issued to Wildcat and which is necessary or desirable in connection with the conduct and operation of the business or operations of the ownership or leasing of its assets and properties; or

(v)

constitute a default by Wildcat, or any event which, with the giving of notice or lapse of time, or both, might constitute an event of default under any agreement, contract, lease, indenture or other instrument or commitment which could give any Person the right to accelerate the maturity for the payment of any amount payable under any such agreement, contract, lease, indenture, promissory note or other instrument or commitment;

(j)

Wildcat holds all permits, licences, consents and authorities issued by any Governmental Authority which are necessary or desirable in connection with the conduct and operation of the business of Wildcat and the ownership or leasing of its assets as the same are now conducted, owned or leased, and all such permits, licences, consents and authorities are in full force and effect and no notice of breach or default or defect in respect of the terms of any such permit, licence, consent or authority has been received by Wildcat, and it is not aware of any matters which could give rise to such notice;

(k)

Wildcat is not party to any collective agreement with any labour union or other association of employees and Wildcat is not aware of any attempt to organize or certify the employees of Wildcat as a bargaining unit;

Financial

(l)

Wildcat is not, except as to indebtedness reflected in the Wildcat Financial Statements or incurred in the normal course of business since December 31, 2005, indebted to any Person other than a guarantee provided to Quest Capital Corp (the "Quest Guarantee") which will have been discharged as at Closing;

(m)	the Wildcat Financial Statements (as at their respective dates):

	(i)	are all current and up-to-date and reflect all material transactions undertaken by Wildcat to the date thereof,

	(ii)	are true and correct and present fairly the financial history of Wildcat,

	(iii)	have been prepared in accordance with Generally Accepted Accounting Principles on a basis consistent with prior periods, and

	(iv)	include and present fairly all of the assets and liabilities of Wildcat as at the date thereof including, without limitation, all contingent liabilities of Wildcat;

(n)

other that the transactions contemplated in this Agreement and the purchase of 80% interest in Arizona Minerals Inc., there are no liabilities, contingent or otherwise, known or unknown, of Wildcat which are not disclosed or reflected in the Wildcat Financial Statements except those incurred in the ordinary course of its business since the date thereof (the “Wildcat Statement Date”) and there have been no material adverse changes in the financial affairs of Wildcat since the Wildcat Statement Date;

(o)	no dividends have been declared or paid on or in respect of any Shares in the capital of Wildcat since incorporation;

(p)	other than the Quest Guarantee and indemnification obligations in its articles, Wildcat is not party to and is not bound by any guarantee, indemnity, surety or other contingent or similar obligation;

(q)

all tax returns and reports of Wildcat required by law to be filed prior to the date hereof have been filed and are true, complete and correct and all Taxes and other government charges to the Wildcat Statement Date have been paid or accrued in the Wildcat Financial Statements;

(r)

there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any Taxes, governmental charge or deficiency by Wildcat;

(s)	to its knowledge, there is no contingent tax liability of Wildcat or any grounds which will prompt reassessment including aggressive treatment of income and expenses in filing tax returns;

Contractual

(t)

other than the Reorganization, there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase from Wildcat of its business or any of its material assets; and

(u)

Wildcat has filed all reports and documents required to be filed with the Commissions, and the Exchange, and is not in default of any material requirements of the Business Corporations Act, the Securities Act.

2.5         The Purchaser further represents and warrants to the Vendor as follows:

Status and Capacity of Ventana

(a)

Ventana has full right, power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement, and all requisite corporate acts and proceedings have been taken, or will have been taken before the Closing Date, so that Ventana may deal with its interests and fulfill its commitments as herein provided and this Agreement constitutes a legal, valid and binding obligation of Ventana, enforceable in accordance with its terms, subject only to the following qualifications:

	(i)	equitable remedies, such as specific performance and injunction, are discretionary remedies and, in particular, may not be available where damages are an adequate remedy, and

	(ii)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting the enforceability of creditors’ rights;

(b)

the authorized share capital of Ventana consists of an unlimited number of Ventana Shares and an unlimited number of preferred shares without par value, and of which 10 Ventana Shares and no preferred shares, are issued and outstanding as at Closing;

(c)	upon their issuance, the Ventana Purchase Shares will be fully paid and non-assessable Ventana Shares of Ventana;

(d)

no Person has any right, present or future, contingent or absolute, to require Ventana to issue any Ventana Share in its capital and, in particular, there are no outstanding securities of Ventana which are convertible into Ventana Shares in the capital of Ventana, and there are no outstanding options on or rights to subscribe for any of the unissued Ventana Shares in the capital of Ventana, or any agreements, options or understandings capable of becoming options or agreements to purchase Ventana Shares in the capital of Ventana except as contemplated in the Reorganization and pursuant to the Ventana Special Warrants.

(e)	the directors and officers of Ventana are as follows, all of whom have been duly and validly appointed:

Directors

Donald Clark
Michael Steeves
Robert P. Wares

Officers

Donald Clark – President

(f)	since incorporation, Ventana has carried on no business;

(g)

no action, suit, judgment, investigation, assessment, reassessment, litigation, determination, administrative or other proceeding, arbitration or dispute with any Governmental Authority, is in progress, pending or threatened by, on behalf of, or against Ventana, or any of its assets and, to the knowledge of Ventana, no state of facts exists which could reasonably constitute a basis therefor;

(h)

Ventana is not in breach of any Applicable Law, the breach of which would result in a material adverse change in the position (financial, business or otherwise) or condition of Ventana or would affect the rights of Ventana under any of its material contracts;

(i)	none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance by Ventana of its covenants and obligations herein will:

	(i)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the Constating Documents of Ventana,

	(ii)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any Applicable Law to which Ventana is subject,

(iii)

constitute or result in a breach of or a default under any agreement, contract, lease, indenture or other instrument or commitment to which Ventana is a party or is or may become subject or from which it derives or may derive benefit,

(iv)

give to any Governmental Authority any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, licence, consent or authority issued to Ventana and which is necessary or desirable in connection with the conduct and operation of the business or operations of the ownership or leasing of its assets and properties; or

(v)

constitute a default by Ventana, or any event which, with the giving of notice or lapse of time, or both, might constitute an event of default under any agreement, contract, lease, indenture or other instrument or commitment which could give any Person the right to accelerate the maturity for the payment of any amount payable under any such agreement, contract, lease, indenture, promissory note or other instrument or commitment;

Financial

(j)	Ventana is not indebted to any Person;

(k)	other that the transactions contemplated in this Agreement and transactions publicly disclosed, there are no liabilities, contingent or otherwise, known or unknown, of Ventana;

(l)	no dividends have been declared or paid on or in respect of any Ventana Shares in the capital of Ventana since incorporation;

(m)	Ventana is not party to and is not bound by any guarantee, indemnity, surety or other contingent or similar obligation;

(n)

all tax returns and reports of Ventana required by law to be filed prior to the date hereof have been filed and are true, complete and correct and all Taxes and other government charges have been paid;

(o)

there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any Taxes, governmental charge or deficiency by Ventana;

(p)	to its knowledge, there is no contingent tax liability of Ventana or any grounds which will prompt reassessment including aggressive treatment of income and expenses in filing tax returns;

Contractual

(q)	none of the parties to Ventana’s material contracts has made any material default in the performance of the terms thereof;

(r)

other than the Reorganization, there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase from Ventana of its business or any of its material assets; and

(s)	Ventana is not in default of any material requirements of the Business Corporations Act or the Securities Act.

2.6         The Purchaser hereby advises the Vendor as to certain matters in connection with the issuance of securities by the Purchaser hereunder, and the Vendor acknowledges and agrees, as follows:

(a)

no prospectus has been prepared or filed by the Purchaser with any securities commission or similar authority in any jurisdiction in connection with the distribution of the Ventana Special Warrants, Wildcat Shares or Ventana Purchase Shares hereunder and the Purchaser is relying upon an exemption from the requirements of the Securities Act to provide the Vendor with a prospectus and to sell securities through a person registered to sell securities under the Securities Act and that, as a result:

	(i)	certain protections, rights, and remedies provided by the Securities Act, including statutory rights of rescission or damages, will not be available to the Vendor;

(ii)

the Vendor may not receive information and the Purchaser is relieved from certain obligations that would otherwise be required to be given if a prospectus were provided under applicable securities legislation in connection with distribution of the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, the Wildcat Shares; and

(iii)

the issuance and distribution of Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares to the Vendor is subject to such issuance and distribution being exempt from the requirements of applicable securities laws as to the filing or delivery of a prospectus;

(b)	there is no government or other insurance covering the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares;

(c)

the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares are extremely speculative investments, the acquisition of which involves a substantial degree of risk and the Vendor may lose all of its investment in the Ventana Purchase Shares and the Wildcat Shares;

(d)

no Governmental Authority, stock exchange or other entity has reviewed or made any finding or determination as to the merit for investment of, nor has any such Governmental Authority, stock exchange or other entity made any recommendation or endorsement with respect to, the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares, and any representation to the contrary is a criminal offence; and

(e)

the Purchaser and its counsel will each rely on the acknowledgements, representations, and warranties made herein or otherwise provided by the Vendor to the Purchaser in completing the acquisition of the BC Company Shares and the issuance of the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares to the Vendor, and the Vendor acknowledges and confirms that it has been made, and is, aware of each of the foregoing matters.

2.7         The Vendor acknowledges to, and agrees with, the Purchaser that no information or representation concerning the Purchaser has been provided to the Vendor by the Purchaser other than as set out in this Agreement and the Vendor is relying entirely upon such information or documents as are made publicly available by the Purchaser and are on file at the Commissions.

2.8         The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the BC Company Shares by Ventana.

2.9         Each party will defend, indemnify and save each of the other parties harmless from and against all actions, causes of action, losses, damages, costs, charges, liabilities and expenses arising out of or in connection with any breach of any representation, warranty or covenant of such party contained in this Agreement.

3.           COVENANTS

3.1         Forthwith after execution and delivery of this Agreement, the Purchaser will take such steps and proceedings as may be reasonably required with respect to the transactions contemplated by this Agreement including, without limitation, the Reorganization, and will comply with all applicable statutes and regulations and with all policy statements of the Commissions and the by-laws, rules and policies of the Exchange.

3.2         The Purchaser further covenants and agrees with the Vendor that if the Completion Date does not occur by the Drop Dead Date Augusta shall have the right to require Wildcat to issue the Wildcat Shares to Augusta on the Drop Dead Date. On the exercise of this right immediately after the exercise of the Ventana Special Warrants, each Ventana Purchase Share acquired by Augusta on the exercise of the Ventana Special Warrants will be exchanged in consideration for one Wildcat Share.

3.3         The Vendor covenants with the Purchaser that it will use commercially reasonable efforts to take such steps and proceedings as may be reasonably required in order to complete the transfer of the Purchased Quotas to the BC Company and cause the Delivery Date to occur before the Drop Dead Date.

4.           PURCHASE AND SALE

4.1         On the basis of the representations and warranties and subject to the terms and conditions in this Agreement, on the Closing Date Ventana will purchase and Augusta will sell to Ventana the BC Company Shares, and Augusta US will sell to Ventana all of its beneficial interest in the one Company Quota which is not a Purchased Quota.

5.           PURCHASE PRICE AND DELIVERY

5.1         Subject to subsection 5.2, the consideration to be paid by Ventana for the BC Company Shares (the “Purchase Price”) is:

(a)

the allotment and issuance to Augusta on the date hereof, or on such date after Closing as the Purchaser and Augusta may agree, of an aggregate of THREE MILLION (3,000,000) fully paid and non-assessable Ventana Special Warrants. Each whole Ventana Special Warrant shall be deemed to be exercised for no additional consideration into one fully paid and non-assessable Ventana Purchase Share on the Completion Date if the Completion Date occurs before the Drop Dead Date. If, however, the Completion Date has not occurred on or before the Drop Dead Date, each whole Ventana Special Warrant shall be deemed to be exercised for no additional consideration into one fully paid and non-assessable Ventana Purchase Share on the Drop Dead Date and immediately thereafter Augusta will exercise its right under Subsection 3.2 pursuant to which each Ventana Purchase Share shall immediately be exchanged, for no additional consideration, for one Wildcat Share; and

(b)	US $675,000 to the Vendor on the Closing Date, or on such date after Closing as the Purchaser and the Vendor may agree.

5.2         Subject to the terms and conditions hereof, the Purchaser and the Vendor covenant and agree that at the Closing, or as at such date after Closing as the Purchaser and the Vendor may agree, the BC Company Shares will be transferred to and registered in the name of Ventana.

5.3         Subject to the terms and conditions hereof, the Purchaser and the Vendor covenant and agree that on the Delivery Date the Purchased Quotas will have been transferred to and registered in the name of the BC Company.

5.4         The consideration to be paid by Ventana to Augusta US for its beneficial interest in the one Company Quota that is not a Purchased Quota shall be US $1.00.

5.5         From and after date hereof, the Purchaser will assume, pay, discharge, perform and be responsible for any and all obligations and liabilities of the Vendor arising under the Contracts including without limitation any and all amounts owed by the Vendor, accruing, arising out of, or relating to the Contracts, if any, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, which are now or hereafter outstanding or payable by Vendor, including without limitation any and all royalties or payments that are required to be made, together with all interest which accrues thereon from time to time (the “Assumption”), and will indemnify the Vendor against and bear all expenses in connection with this Assumption, including any and all loss or damage suffered or incurred by the Vendor in respect of the obligation to make payments of any nature whatsoever in respect of the debts, liabilities, obligations, claims, demands, costs and expenses hereby assumed.

6.           CLOSING

6.1         On Closing, the Vendor will deliver or cause to be delivered to the Purchaser, or as directed by the Purchaser:

(a)

subject to subsection 5.2, an irrevocable stock power of attorney authorizing the transfer of the BC Company Shares into the name of Ventana and the share certificates representing the BC Company Shares;

(b)

a share certificate registered in the name of Ventana representing the BC Company Shares and a copy of the central securities register of the BC Company showing Ventana as the registered owner of the BC Company Shares;

(c)	copies of the Contracts, duly executed by all the parties thereto;

(d)

copies of all corporate records and books of account of the BC Company and the Company including, without limitation, minute books, share register books and annual filings and duly executed copies of the Material Contracts;

(e)	all Data; and

(f)

a copy of the declaration of trust by Ernesto Lopez Gomez, the holder of the one Company Quota that is not a Purchased Quota, that he holds such Company Quota in trust for, and for the benefit of, Ventana, with the original to be delivered to Ventana by courier after Closing.

6.2         On Closing, the Purchaser will deliver or cause to be delivered to, or as instructed by, the Vendor:

(a)

certified copies of resolutions of the directors of Wildcat and Ventana, in each case authorizing this Agreement, the issuance of the Ventana Special Warrants, Ventana Purchase Shares and Wildcat Shares, authorizing the delivery of the Ventana Special Warrant certificates in the name of Augusta;

(b)	certificates representing the Ventana Special Warrants registered in the name of Augusta; and

(c)

a legal opinion in respect of the Ventana Special Warrants, Ventana Shares and, if applicable, Wildcat Shares to be issued to Augusta in a form satisfactory to the Vendor and its counsel acting reasonably.

7.           HOLD PERIOD AND RESALE RESTRICTIONS AND
              VENDOR’S COVENANT REGARDING RESALE OF SHARES

7.1         The Vendor acknowledges that the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares are subject to resale restrictions imposed under applicable securities laws and the rules of regulatory bodies having jurisdiction including, without limiting the generality of the foregoing:

(a)

a requirement that some or all of the Ventana Purchase Shares or, if applicable, Wildcat Shares to be allotted and issued to Augusta be placed in a voluntary pooling agreement, in the form attached hereto as Schedule “H”, and released, in accordance with such timed release;

(b)

a requirement under the Multilateral Instrument 45-102 made under the Securities Act that the Ventana Special Warrants and Ventana Purchase Shares may not be traded for a period of four (4) months from the date Ventana becomes or is deemed to become a reporting issuer in a jurisdiction of Canada, except pursuant to either a prospectus or an exemption from the applicable prospectus requirements;

(c)

if applicable, a requirement under the Multilateral Instrument 45-102 that the Wildcat Shares may not be traded for a period of four (4) months from the date of this Agreement, except pursuant to either a prospectus or an exemption from the applicable prospectus requirements; and

(d)

if the Vendor is a “control person” there are additional specific restrictions on the ability of the Vendor to dispose of the Ventana Special Warrants, Ventana Purchase Shares or Wildcat Shares in addition to the foregoing.

7.2         The Vendor acknowledges that it is the responsibility of the Vendor to determine and confirm what restrictions there are on the Vendor’s ability to resell the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares and to comply with them before selling any of the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares and, in particular, the Vendor covenants with the Purchaser that:

(a)

it will comply with the applicable rules and policies of the Exchange and the provisions of the Securities Act, the 1933 Act, and any other relevant securities legislation, concerning the holding and resale or other disposition of the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares; and

(b)

upon each resale or other disposition by the Vendor of the Ventana Special Warrants, Ventana Purchase Shares and, if applicable, Wildcat Shares, the Vendor will effect such resale only in accordance with all applicable laws and stock exchange rules and policies.

8.           REORGANIZATION

8.1         The Vendor and Purchaser acknowledge and agree that the Purchaser shall use commercially reasonable efforts to complete the Reorganization, the structure and details of which are to be determined by the Purchaser in it sole discretion as soon as reasonably practicable after Closing.

9.           GENERAL PROVISIONS

9.1         The Vendor, at its expense, will, and prior to Closing will procure that the BC Company and the Company will, execute and deliver all such further documents and instruments, give all such further assurances, and do all such acts and things as the Purchaser or its solicitors may reasonably require to carry out the full intent and meaning of this Agreement and to assure to Ventana the BC Company Shares and the Purchased Quotas.

9.2         The Purchaser, at its expense, will, and after Closing will procure that the BC Company and the Company will, execute and deliver all such further documents and instruments, give all such further assurances and do all such acts and things as the Vendor or its solicitors may reasonably required to carry out the full intent and meaning of this Agreement, including without limitation any documents, filings or actions necessary to permit the Vendor to make use of applicable tax rollover provisions and tax benefits, including any related adjustments required to limit tax liabilities.

9.3         This Agreement contains the whole agreement between the Vendor and the Purchaser in respect of the subject matter hereof and supersedes and replaces all prior negotiations, communications, correspondence and agreements. There are no warranties, representations, terms, conditions or collateral agreements, express or implied, statutory or otherwise, other than as expressly set forth in this Agreement.

9.4         This Agreement will enure to the benefit of and be binding upon the parties and each of them and their respective heirs, successors, liquidators, executors. No party may assign any of its right, title or interest in, to or under this Agreement, nor will any such purported assignment be valid amongst the parties hereto, except with the prior written consent of all parties hereto, such consent not to be unreasonably withheld.

10.         APPLICABLE LAW

10.1        This Agreement will be governed by the laws (without reference to their choice of law rules) of British Columbia and the laws of Canada applicable therein.

11.         ARBITRATION

11.1        Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of it, shall be referred to and finally resolved by arbitration in accordance with the rules of the British Columbia International Commercial Arbitration Centre in effect on the date of the commencement of any arbitration hereunder.

11.2        The parties agree that:

(a)	the appointing authority will be the British Columbia International Commercial Arbitration Centre;

(b)	the case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its “Domestic Commercial Arbitration Rules”;

(c)	the place of arbitration will be Vancouver, British Columbia;

(d)	the number of arbitrators will be one (1); and

(e)	the language used in the arbitral proceeding will be English.

11.3        The arbitrator’s fees will be paid by the disputant parties in equal parts during the course of the arbitration but upon final decision of the dispute, the defeated party or parties will pay all costs of the prevailing party or parties in connection with the arbitration and reimburse all such fees paid by the prevailing party or parties, subject to any contrary decision of the arbitrator.

11.4        Arbitrations pursuant to this section 11 will be carried out in such a manner as to render the arbitration award enforceable in each of British Columbia and any other jurisdiction in which a disputant resides, and in that regard all requirements of any such jurisdiction with respect to rendering a foreign arbitral award enforceable will be complied with.

11.5        The City of Vancouver will be the venue for any legal proceedings to enforce in British Columbia any arbitral award pursuant to this Agreement. In the case of other jurisdictions, the prevailing party or parties may, in their sole discretion, select the venue in the jurisdiction in question where legal proceedings will be brought to enforce in such jurisdiction any arbitral award pursuant to this Agreement.

12.         NOTICES

12.1        Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by sending the same by electronic facsimile, followed by a hard copy sent by registered airmail, in each case addressed as follows:

(a)	If to the Vendor:

Augusta Capital Corporation
400 – 837 West Hastings Street
Vancouver, B.C. V6C 3N6

Attention: President
Facsimile No.: (604) 687-1715

with a copy for information purposes only to:

Gowling Lafleur Henderson LLP
Suite 2300 - 1055 Dunsmuir Street
Vancouver, BC V7X 1J1

Attention: Daniel Allen
Facsimile No.: (604) 689-8610

(b)	If to the Purchaser at:

Wildcat Silver Corporation
400 – 837 West Hastings St.
Vancouver, BC V6C 3N6

Attention: President
Facsimile No.: (604) 687-1715

with a copy for information purposes only to:

McCullough O'Connor Irwin LLP
1100 - 888 Dunsmuir Street
Vancouver, B.C.
Canada V6C 3K4

Attention: Jonathan McCullough
Facsimile No.: (604) 687-7099

12.2        Provided that the sender’s facsimile machine produces a written confirmation slip indicating that the facsimile was received by the facsimile machine at the intended recipient’s facsimile number fixed in accordance with this section, any notice, direction or other instrument aforesaid will be deemed to have been given and received on the day it was sent by facsimile unless it was sent:

(a)	on a day which is not a Business Day in the place to which it was sent; or

(b)	after 4:00 p.m. in the place to which it was sent,

in which cases it will be deemed to have been given and received on the next day which is a Business Day in the place it was sent to. Notices which are required to be sent for information purposes are required to be sent, but for the purposes of determining the time when receipt of a notice is effective hereunder it is the time of receipt of the primary notice which is relevant.

12.3        Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

13.           CONFIDENTIAL INFORMATION

13.1         So long as this Agreement is in effect and except as provided by Applicable Law, legal process or as required by the Commissions or the Exchange, each party will keep the contents of this Agreement and any documents, materials or correspondence provided hereunder (the “Confidential Information”) in the strictest confidence (and shall cause their respective representatives and agents to maintain such confidentiality) and shall promptly advise, consult and obtain the approval of the other party (such approval not to be unreasonably withheld) prior to issuing, or permitting any of their representatives to issue, any press release or statement to the media or any third party with respect to the transactions contemplated herein.

13.2         Each party agrees that any Confidential Information delivered to it hereunder by the other party will remain the property of the delivering party and that delivery of any Confidential Information to the party will not give it any right or interest therein other than the rights of use granted by this Agreement.

13.3         No party shall use or disclose Confidential Information of another party except for the purposes of this Agreement. Each party shall treat the Confidential Information of the other party in the same way it treats its own confidential information and shall use all reasonable efforts to protect the Confidential Information against unauthorized use or disclosure.

13.4         In the event that the transactions contemplated herein are not completed, each party shall immediately (and, in any event, within three business days) return all Confidential Information received from the other parties, including all copies (including electronic copies) or reproductions of such documents.

13.5         Each party may disclose the Confidential Information of the other party to its directors, officers and employees and to outside consultants, including but not limited to lawyers, investment bankers and other consultants (“Consultants”) who participate in the party’s evaluation of the Confidential Information for the purposes of this Agreement. Each party shall disclose Confidential Information only to those Consultants who have agreed to be bound by the obligations of the parties hereunder. Each party agrees to be liable to the other for any breach of this Agreement with respect to Confidential Information by such party or by its directors, officers, employees or Consultants.

13.6         Each party acknowledges that money damages will not be an adequate remedy for breach of the confidentiality obligations and limitations on use created by or arising under this Agreement and agrees that the other party shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the confidentiality obligations and limitations on use created by or arising under this Agreement.

14.           COUNTERPARTS

14.1         This Agreement, and any certificates or other writing delivered in connection herewith, may be executed in any number of counterparts with the same effect as if all parties had all signed the same documents, and all such counterparts and adopting instruments will be construed together and will constitute one and the same instrument. The execution of this Agreement and any other writing by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto, and executed copies delivered to each party who is a party hereto or thereto. Such delivery may be made by facsimile transmission of the execution page or pages, hereof or thereof, to each of the other parties by the party signing the particular counterpart, provided that forthwith after such facsimile transmission, an originally executed execution page or pages is forwarded by prepaid express courier to each of the other parties by the party signing the particular counterpart.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

The Corporate Seal of AUGUSTA	)
CAPITAL CORPORATION was hereunto	)
affixed in the presence of:	)
)
“Richard W. Warke”	)
Authorized Signatory	)
	)	c/s
)
Authorized Signatory	)
)

The Corporate Seal of WILDCAT SILVER	)
CORPORATION was hereunto affixed in	)
the presence of:	)
)
“Donald B. Clarke”	)
Authorized Signatory	)
	)	c/s
)
Authorized Signatory	)
)

The Corporate Seal of VENTANA GOLD	)
CORP. was hereunto affixed in the presence	)
of:	)
)
“Donald B. Clarke”	)
Authorized Signatory	)
	)	c/s
)
Authorized Signatory	)
)

The Corporate Seal of AUGUSTA	)
CAPITAL (U.S.) CORPORATION was	)
hereunto affixed in the presence of:	)
)
“Richard W. Warke”	)
Authorized Signatory	)
	)	c/s
)
Authorized Signatory	)
)

SCHEDULE “A”
ASSETS OF THE COMPANY

1.	The Material Contracts

SCHEDULE “B”
THE PROPERTIES

LA BODEGA PROPERTY

Legal Description of Licence

Mining Concession Contract No. 3451 dated September 10, 2004 covering 178 hectares and 6,585 square meters situated in the Municipality of California, Department of Santander, Republic of Colombia.

SCHEDULE “C”
MATERIAL CONTRACTS OF THE COMPANY AND SUBSIDIARIES

1.	The Contracts.

2.	The rental or lease agreements summarized below:

ITEM	MONTHLY RENT (Colombian Pesos)	RENTAL TERM
Office	1,650,000	1 year
California House	800,000	6 Months
Toyota Pickup	3,600,000	6 months
Toyota Pickup	3,600,000	6 months

SCHEDULE “D”
FINANCIAL STATEMENTS OF COMPANY

SCHEDULE “E”
EMPLOYEES

1.	THE COMPANY

Name	Monthly Salary (Colombian Pesos)	Employment Term

Jose Bautista	456,000	3 months

Olivia Gonzalez	1,400,000	3 months

Diego Jacome	1,500,000	3 months

Alberto Moncada	456,000	3 months

Alvaro Moncada	456,000	3 months

Alfonso Rodriguez	1,400,000	3 months

Tulia Rojas	1,400,000	3 months

Martin Rueda	2,500,000	3 months

Cristian Toloza	800,000	3 months

Pablo Toloza	456,000	3 months

Claudia Uribe	800,000	3 months

SCHEDULE “F”
OUTSTANDING WILDCAT SECURITIES

34,300,780 issued and outstanding common shares

16,876,250 warrants to purchase 16,876,250 common shares

SCHEDULE “G”
OUTSTANDING VENTANA SECURITIES

Ten Common Shares registered in the name of Wildcat Silver Corporation.

SCHEDULE “H”
VOLUNTARY POOLING AGREEMENT